FOR IMMEDIATE RELEASE    CONTACT
Thursday, June 14, 2012        Tim Bigley, Director - Investor Relations
(515) 453-3930, Tim.Bigley@FBLFinancial.com

FBL Financial Group CEO James E. Hohmann to Step Down
James P. Brannen Named Interim CEO

West Des Moines, Iowa, June 14, 2012 - The Board of Directors of FBL Financial Group, Inc. (NYSE: FFG) announced today that Chief Executive Officer James E. Hohmann will be stepping down effective June 30, 2012. He will also be stepping down from the FBL Financial Group board. Current Chief Financial Officer, James P. Brannen, has been named interim Chief Executive Officer until a successor can be appointed.

“When I was hired as CEO of FBL Financial Group the company was struggling to address the serious challenges brought upon by the financial crisis. Over these past three years, FBL Financial Group has had tremendous success. We dramatically strengthened our capital position, increased profitability and grew our business culminating in Fortune Magazine recognizing us as one of their Top 100 Fastest-Growing Companies based upon revenue, operating income and total return to shareholders. We significantly changed the risk profile and focus of the company through the recent sale of EquiTrust Life. With the transition of its operations nearly complete and FBL in a financially strong position, the time is right for me to move on and to find a new challenge.” said Hohmann.

Craig D. Hill, Chairman of the Board, commented, “On behalf of FBL Financial Group and our Board of Directors, I would like to thank Jim for his service to FBL and his contributions to our success. During Jim's tenure as CEO, FBL successfully completed its largest-ever business transaction and became a financially stronger and more focused organization. He delivered exceptional shareholder value and our stock price has well outpaced the industry. At his hiring, our stock price was $5.52 and under his leadership it topped out at over six times that level.”

James P. (Jim) Brannen, currently serving as Chief Financial Officer, Chief Administrative Officer and Treasurer of FBL Financial Group, has been named interim Chief Executive Officer and will lead the organization until a permanent replacement is named. The FBL Board of Directors expects to implement a process to identify and name a permanent CEO by the end of the year.

Brannen joined FBL in 1991 and held various positions in the tax and accounting areas prior to being named to his current position in 2007. Prior to joining FBL, Brannen worked primarily on corporate tax matters for insurance companies for Ernst & Young. A graduate of the University of Iowa, Brannen is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Brannen is also active in civic and industry organizations, previously serving as president of the board of directors of Children and Families of Iowa, and currently serving on the board of United Way of Central Iowa.

About the Company
FBL Financial Group is a holding company whose primary operating subsidiary is Farm Bureau Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

Contacts:
Investor Inquiries:
Tim Bigley, Director - Investor Relations
Phone: 515-453-3930
Tim.Bigley@FBLFinancial.com

Jim Brannen, Chief Financial Officer
Phone: 515-225-5631
Jim.Brannen@FBLFinancial.com

Media Inquiries:
Scott Shuck, Vice President - Marketing & Sales Services
Phone: 515-226-6655
Scott.Shuck@FBLFinancial.com

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